AGREEMENT

This AGREEMENT (“Agreement”) dated as of October 28, 2014, is made by and between Darin Pastor, an individual (“Pastor”), and Capstone Financial Group, Inc., a Nevada corporation (the “Corporation”).

RECITALS

WHEREAS, on December 13, 2013, the Corporation entered into a reverse triangular merger by and among Capstone Sub Co (“Sub Co.”), a Nevada corporation and a wholly owned subsidiary of the Company, and Capstone Affluent Strategies, Inc. (“Affluent”), a California Corporation. (the “Merger Agreement”) Sub Co and Affluent being the constituent entities in the Merger. Pursuant to the terms of the Merger, Sub Co merged with Affluent wherein Sub Co ceased to exist and Affluent became a wholly owned subsidiary of the corporation (the “Merger.”); and

WHEREAS, on January 15, 2014 the Merger was completed, however as a result of being unable to complete a timely audit of the financial statements, among other things, on May 14, 2014, the Corporation, Sub Co. and Affluent executed a Rescission Letter Agreement, wherein they mutually agreed to rescind the Merger Agreement rendering the Merger Agreement void and of no effect, without any liability on any party to the Merger Agreement (“Merger Rescission”); and

WHEREAS, on April 28, 2014, a Domestic Stock Corporation Certificate of Dissolution for Affluent was prematurely filed with the Secretary of State of California dissolving Affluent as a corporation (the “Affluent Dissolution.”); and

WHEREAS, as a result of the Affluent Dissolution, neither the Corporation, Affluent nor Pastor were provided the opportunity to properly document and effectuate their intentions subsequent to the Merger Rescission; and

WHEREAS, Pastor was the President and Director of Affluent prior to its dissolution and the Corporation still desires to utilize Pastor’s expertise, knowledge base and experience, and believes that Pastor’s efforts and development of the Affluent business have an overriding redeeming economic value to the Corporation; and

WHEREAS, the Corporation wishes to assume certain assets from Affluent in exchange for the assumption of certain liabilities; and

WHEREAS, Pastor and the Corporation feel it is in the best interests of all involved to enter into this Agreement memorializing the intentions, as if they were originally given the chance to enter into such; so

NOW, THEREFORE, in consideration of the foregoing recitals, the following mutual covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the Corporation and Pastor hereby agree as follows:

1.                  Assignment and Transfer by Pastor and Affluent. Subject to the terms and conditions of this Agreement, Pastor and Affluent hereby transfers, assigns and conveys to Corporation all rights, title and interest in and to the Assets, listed in Exhibit A attached hereto, (“Assets”) subject to all liens and encumbrances against such Assets.

2.                  Acceptance and Assumption by Corporation. Corporation hereby agrees to and shall accept and assume the rights, title and interest in the Assets in consideration and in exchange for assuming the obligations contained in and under the Liabilities listed in Exhibit B Attached hereto (“Liabilities”); in

3.                  Representations and Warranties of Pastor and Affluent. Pastor and Affluent represents and warrants to the Corporation as follows:

(a)                Pastor and Affluent, individually and collectively, possess all ownership rights in and to the Assets and no other person has any rights therein or thereto.

(b)               Pastor and Affluent, individually and collectively have paid in full all taxes, levies and other assessments of any kind to which any of the Assets are subject.

(c)                No consent, approval, notice or filing pursuant to applicable law (including, without limitation, any community property law) or otherwise is required to be made or to be obtained from any person not a party to this Agreement in connection with the transactions contemplated by this Agreement, except such consents, approvals, notices or filings as have already been made or obtained on or prior to the date hereof.

(d)               Pastor and Affluent, jointly and severally, agree to indemnify the Corporation to the fullest extent permitted by applicable law against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities based on, or arising out of the leases, liens, or encumbrances related to the Assets or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement.

4.                  Tax Consequences. Pastor and Affluent will look solely to, and rely upon, his/their own advisors with respect to the tax consequences of this Agreement.

5.                  Assignment. This Agreement may not be changed, supplemented or otherwise modified except by a writing signed by the parties hereto.

6.                  Notices. Any notice to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated as such party may designate by ten (10) days’ advance written notice under this section to all other parties to this Agreement.

7.                  No Waiver. The failure of any party at any time to enforce performance by another party of any provision of this Agreement shall in no way affect the party's rights to enforce that performance, nor shall the waiver by any party of any breach of any provision of this letter agreement be deemed to be a waiver by that party of any other breach of that provision or any other provision of this Agreement.

8.                  Undertaking. Pastor and Affluent hereby agree to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations of this Agreement.

9.                  Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws provisions.

10.              Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and legal representatives, heirs, legatees, distributees, and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

11.              Counterparts. This Agreement may be executed in one or more counterparts. Each such counterpart shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

12.              Captions. The captions and headings of the sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

13.              Entire Agreement. This instrument contains the entire agreement of the parties relating to the rights granted and obligations assumed in this instrument. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

14.              Attorneys' Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover actual attorneys' fees (including fees for paraprofessionals and similar personnel and disbursements) and other costs it incurs in that action or proceeding, in addition to any other relief to which it may be entitled. The parties agree that actual attorneys' fees shall be based on the attorneys' fees actually incurred (based on the attorneys' customary hourly billing rates) rather than the court or arbitrator making an independent inquiry concerning reasonableness.

15.              Remedies Cumulative. The remedies of each party contained in this Agreement are cumulative and shall not exclude or diminish any other remedies to which such party may be lawfully entitled.

16.              Dispute Resolution. All claims, disputes and other matters in controversy (“Dispute”) arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section.

(a)                Neither party shall commence an arbitration proceeding pursuant to the provisions of paragraph (b) below unless such party shall first give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties shall attempt in good faith to resolve the Dispute by mediation under the American Arbitration Association Commercial Mediation Rules in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator shall be selected by the American Arbitration Association. If the Dispute has not been resolved by mediation within sixty (60) days after delivery of the Dispute Notice, then the Dispute shall be determined by arbitration in accordance with the provisions of subparagraph (b) below.

(b)               Any Dispute that is not settled by mediation as provided in paragraph (a) above shall be resolved by arbitration before a single arbitrator appointed by the American Arbitration Association or its successor in Clark County. The determination of the arbitrator shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor then in effect, and the pertinent provisions of the laws of the State of California relating to arbitration. The decision of the arbitrator may be entered as a final judgment in any court of the State of California or elsewhere.

[Signature page follows]

IN WITNESS WHEREOF, each of Pastor, Affluent and the Corporation has executed this Agreement as of the date first above written.

CORPORATION:	Capstone Financial Group, Inc. a Nevada corporation

/s/ George Schneider

George Schneider, President

PASTOR:

/s/ Darin Pastor

Darin Pastor, Individual

AFFLUENT:

/s/ Darin Pastor

Darin Pastor, former President

EXHIBIT A

DESCRIPTION OF ASSETS

The Assets of Capstone Affluent Strategies, Inc. and/or Darin Pastor which were owned and used by Capstone Affluent Strategies, Inc. and/or the directors and officers of Capstone Affluent Strategies, Inc. subject to this Agreement:

NAME	DESCRIPTION	VALUE
Office Lease Capstone Affluent Strategies, Inc. and 2600, Michelson Drive, LLC (Edgecore) dated April 1, 2013	Prepaid Lease for the office space located for Suite 700 at 2600, Michelson Drive, Irvine CA. Termination date: March 31, 2015	$509,004 prepaid
Regus Online Service Agreement- Lease for office space in New York, New York	Lease for office space in New York, New York	$85/month
Travelers Property Casualty Company	Travelers Insurance to insure the furniture and fixtures in the Michelson Suite 700 office space.	$1,900 a year
Cort Rental Agreement	Rental Agreement for office furniture	$120,124
Cox Communications Services Agreement	Cox phone, cable and internet agreement prepaid for 24 months	$57,882.72
Red Rock Cabling and Installation	Cabling and Installation of (Sharp 60” 1080P LCD TV & Sharp 70” 1080P LCD TV)	$14,218.22
Coastal Gardens Agreement	Agreement to provide plants for the office space, prepaid in advance for 24 months	$5,902.89
Building Signage	Capstone Affluent Strategies Signage paid in full	$3,795.40
Lock Smith Costs	Cost to hire Locksmith to replace locks and keys	$2,200.02
CDI Coastline Maintenance Agreement	Agreement for Maintenance of Irvine Building	$6,318.17
Office Technology	Three printers, Wi-Fi routers & Adapters	$2,000
Office Technology- Televisions	Cost of two televisions (Sharp 60” 1080P LCD TV & Sharp 70” 1080P LCD TV)	$10,000

Payroll paid to former Affluent employees now working for the Corporation, and being paid wages from Pastor’s personal account.

EMPLOYEE NAME	TITLE	PAY PER PERIOD (every other Friday)
Darin Pastor	Chief Executive Officer	$495.00
Halford Johnson	Chief Financial Officer	$3,461.54
Tracy Pastor	Chief Brand Officer	$360.00
Tom Radice Jr.	Senior Vice President	$1,900.00
		$5,731.44 per Period (with deductions)

Total Blue Shield Benefits paid to eligible above employees: $4,084.30 per month

EXHIBIT B

DESCRIPTION OF LIABILITES

The Liabilities of Capstone Affluent Strategies, Inc. and/or Darin Pastor which were the obligations of Capstone Affluent Strategies, Inc. and/or the directors and officers of Capstone Affluent Strategies, Inc. subject to this Agreement:

•	Promissory Note dated December 31, 2012, payable to Darin Pastor, in the amount for

$1,339,772.50 with the minimal federal interest rate per annum published by the Internal Revenue Service until the Maturity Date of October 4, 2017, subject to the terms of Principal plus accrued interest Forgiveness schedule attached thereto as Exhibit A.

•	Promissory Note dated October 22, 2012, payable to Darin Pastor, in the amount for

$577,373.47 with the minimal federal interest rate per annum published by the Internal Revenue Service until the Maturity Date of October 4, 2017, subject to the terms of Principal plus accrued interest Forgiveness schedule attached thereto as Exhibit A.

•	Promissory Note dated October 4, 2012, payable to Darin Pastor, in the amount for

$1,893,035.72 with the minimal federal interest rate per annum published by the Internal Revenue Service until the Maturity Date of October 4, 2017, subject to the terms of Principal plus accrued interest Forgiveness schedule attached thereto as Exhibit A.